SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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              INNOTRAC CORPORATION
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The following documents relating to the proposed merger between Innotrac Corporation and a wholly-owned subsidiary of GSI Commerce, Inc. are attached:

1.	Form Letter to Innotrac Customers
2.	Form Letter to Innotrac Employees
3.	Q&A Regarding Proposed Merger

[Form Letter to Innotrac Customers]

October 6, 2008

Dear ________,

Earlier today we announced a planned acquisition of Innotrac by GSI Commerce, Inc.  I wanted to give you some detail surrounding the planned merger.

GSI Commerce will acquire 100% of the stock of Innotrac Corporation.  All of the definitive agreements have been signed and we expect to close within the first half of 2009 (hopefully sooner) subject to shareholder approval and other conditions.  First and foremost I want you to know that once the acquisition is complete, our executive management, your account management and our entire operations team will stay intact and continue to support your business with the same care and attention you receive today.

If you are not familiar with GSI, let me introduce you to them.  GSI Commerce is a leading provider of services that enable e-commerce, multichannel retailing and interactive marketing for large, business-to-consumer (b2c) enterprises in the U.S. and internationally.  They are listed on NASDAQ under the symbol GSIC, with expected revenues of approximately $1 billion in 2008.  Headquartered in King of Prussia, PA (a western suburb of Philadelphia), GSI currently has 7 fulfillment centers and 6 customer care facilities with approximately 4,000 employees worldwide.

We’re excited about our merger with GSI as Innotrac adds eight high quality facilities across five states along with exceptional tier-one clients and technologies.  By adding these to GSI’s existing end-to-end suite of e-commerce, fulfillment and customer care solutions, we feel we have created a company that is in a position to service you better than anyone in the industry.  GSI also provides a very strong capital structure which will enable continued investment and growth in our IT platform, fulfillment centers and customer care facilities.

As we evaluated joining with GSI, we considered what was best for our clients, shareholders and associates.  Culturally, Innotrac and GSI have the same commitment to delivering outstanding service and support to our clients and partners.  By leveraging the combined capabilities we can now deliver a broader set of services with more available resources than before.

What you should see after the planned acquisition is the same account team, operations team and the same commitment to excellent service.  There is nothing more important to me than our clients and associates.  After over 24 years of providing exceptional services, I am certain that our combining with GSI will enhance our ability to service you.

Best Regards,

Scott Dorfman
Chief Executive Officer

Additional Information About The Merger

In connection with the proposed merger, Innotrac and GSI will file a registration statement, a proxy statement/prospectus and other relevant documents concerning the proposed merger with the SEC. SHAREHOLDERS OF INNOTRAC ARE ENCOURAGED TO READ THE REGISTRATION STATEMENT AND THE PROXY STATEMENT/PROSPECTUS WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders may obtain a free copy of the proxy statement/prospectus (when available) and other documents filed by Innotrac and GSI at the Securities and Exchange Commission’s Web site at http://www.sec.gov.  Copies of the proxy statement/prospectus can also be obtained, without charge, by directing a request to:

Innotrac Corporation	GSI Commerce, Inc.
6655 Sugarloaf Parkway	935 First Avenue
Duluth, Georgia 30097	King of Prussia, PA 19406
Attn.: George M. Hare, Chief Financial Officer	Attention: Greg Ryan, Director, Corporate Communications
Telephone Number: (678) 584-4000	Telephone Number: (610) 491-7294

Innotrac, GSI and their respective directors and executive officers and other members of management and employees may be deemed to participate in the solicitation of proxies in respect of the proposed merger. Information regarding Innotrac’s directors and executive officers is available in Innotrac’s annual report on Form 10-K for its fiscal year ended December 31, 2007 filed with the SEC on April 15, 2008 and amended on April 29, 2008, and in its proxy statement for its 2008 annual meeting of shareholders filed on May 8, 2008. Information regarding GSI's directors and executive officers is available in GSI's proxy statement for its 2008 annual meeting of shareholders, which was filed with the SEC on April 25, 2008.  Additional information regarding the interests of such potential participants will be included in the proxy statement/prospectus relating to the merger and the other relevant documents filed with the SEC when they become available.

[Form Letter to Innotrac Employees]

October 6, 2008

Dear Innotrac Associate,

Earlier today we announced the planned acquisition of Innotrac by GSI Commerce, Inc.  I wanted to give you some detail surrounding the planned merger.

GSI Commerce will acquire 100% of the stock of Innotrac Corporation.  All of the definitive agreements have been signed and we expect to close within the first half of 2009 (hopefully sooner) subject to shareholder approval and other conditions.   For those of you that know me, you know that this decision did not come lightly.  We began discussions with GSI over a year ago.  In evaluating this decision, I relied heavily on our board to make certain we were doing what was in the best long-term interests of you, our shareholders and our clients.

GSI has asked me and other members of management to stay on with Innotrac after the acquisition.  Larry, Robert and Jim will continue to manage our account relationships, facilities and IT development.  Over the next few months we will be developing the transition plan to fully merge Innotrac and GSI together.

Once the planned merger is closed, we will become a part of GSI which I believe will create opportunities for you to grow within the combined organization.  I’ve spent considerable time with the senior management at GSI and feel that our cultures are very compatible.  I have always had deep respect and compassion for all Innotrac associates and it was very important to me to ensure that any company we merged with would share these same values towards our associates.

If you are not familiar with GSI, let me introduce you to them.  GSI Commerce is a leading provider of services that enable e-commerce, multichannel retailing and interactive marketing for large, business-to-consumer (b2c) enterprises in the U.S. and internationally.  They are listed on NASDAQ under the symbol GSIC with expected revenues of approximately $1 billion in 2008.  Headquartered in King of Prussia, PA (a western suburb of Philadelphia), GSI has 7 fulfillment centers and 6 customer care facilities with approximately 4,000 employees worldwide.

As I evaluated combining the companies, I considered what was best for everyone:  our associates, our clients and our shareholders.  I felt this was a unique opportunity of the right company at the right time.  GSI will give us the long-term stability that we would not have had alone.  They have a very strong capital structure which will allow them to invest in our facilities, IT platforms and employees faster than we could do ourselves.  They are positioned extremely well strategically and I feel this will provide huge growth opportunities for the combined company.

What you should see immediately after the planned acquisition is very little change.  Same management structure with little or no disruption to your daily job except that we will have a name change.  Over time we will integrate some of our back office processes.   At some point, we may move over to the GSI benefits package and incentive plans.  From what I can see at this point, that should only have a positive impact on you.

I am very excited about what the merger will do for us and how it will affect our long-term plans.   With that said I started Innotrac over 24 years ago and have pride in all our accomplishments and feel compassion and loyalty to all of you.

With deep affection I will always be at your service,

Scott Dorfman

Additional Information About The Merger

In connection with the proposed merger, Innotrac and GSI will file a registration statement, a proxy statement/prospectus and other relevant documents concerning the proposed merger with the SEC. SHAREHOLDERS OF INNOTRAC ARE ENCOURAGED TO READ THE REGISTRATION STATEMENT AND THE PROXY STATEMENT/PROSPECTUS WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders may obtain a free copy of the proxy statement/prospectus (when available) and other documents filed by Innotrac and GSI at the Securities and Exchange Commission’s Web site at http://www.sec.gov.  Copies of the proxy statement/prospectus can also be obtained, without charge, by directing a request to:

Innotrac Corporation	GSI Commerce, Inc.
6655 Sugarloaf Parkway	935 First Avenue
Duluth, Georgia 30097	King of Prussia, PA 19406
Attn.: George M. Hare, Chief Financial Officer	Attention: Greg Ryan, Director, Corporate Communications
Telephone Number: (678) 584-4000	Telephone Number: (610) 491-7294

Innotrac, GSI and their respective directors and executive officers and other members of management and employees may be deemed to participate in the solicitation of proxies in respect of the proposed merger. Information regarding Innotrac’s directors and executive officers is available in Innotrac’s annual report on Form 10-K for its fiscal year ended December 31, 2007 filed with the SEC on April 15, 2008 and amended on April 29, 2008, and in its proxy statement for its 2008 annual meeting of shareholders filed on May 8, 2008. Information regarding GSI's directors and executive officers is available in GSI's proxy statement for its 2008 annual meeting of shareholders, which was filed with the SEC on April 25, 2008.  Additional information regarding the interests of such potential participants will be included in the proxy statement/prospectus relating to the merger and the other relevant documents filed with the SEC when they become available.

[Q & A Regarding Proposed Merger]

Acquisition of Innotrac by GSI Commerce, Inc.
Q & A

We have compiled some questions and answers that will be of interest to every employee at Innotrac.  We will commit to take additional questions and to communicate regularly so that we can provide answers as quickly as possible.

(1)	Who is GSI Commerce, Inc.?

GSI Commerce is a leading provider of services that enable e-commerce, multichannel retailing and interactive marketing for large, business-to-consumer (b2c) enterprises in the U.S. and internationally. GSI delivers customized e-commerce solutions through an e-commerce platform, which is comprised of technology, fulfillment and customer care. They offer each of the platform’s components on a modular basis, or as part of an integrated, end-to-end solution. They also offer a full suite of interactive marketing services through two divisions, gsi interactivesm and e-Dialog Inc.

GSI Commerce, Inc. is a publicly traded company listed on Nasdaq under the symbol GSIC. The company has approximately 4,000 employees worldwide with expected revenues of approximately $1 billion dollars in 2008. For more information please visit this web site:  www.gsicommerce.com

(2)	Where is GSI headquartered? Where are their other locations?

The company, located in King of Prussia, PA, (a western suburb of Philadelphia). Additional locations include:
•	Int’l headquarters: Barcelona, Spain
•	e-Dialog headquarters: Boston, MA
•	7 regional fulfillment centers:
-	Louisville, Ky. ~ 470,000 sq. ft.
-	Shepherdsville, Ky. ~ 697,000 sq. ft.
-	Richwood, Ky. ~ 540,000 sq. ft.
-	Martinsville, Va. ~ 479,000 sq. ft.
-	Pacoima, CA ~ 150,000 sq. ft
-	Chadderton, U.K. ~ 137,000 sq. ft.
-	Rochdale, U.K. ~ 63,000 sq. ft.
•	6 customer care facilities
-	Eau Claire, Wis. ~ 500 workstations
-	Martinsville, Va. ~ 350 workstations
-	Brunswick, Ga. ~ 255 workstations
-	Melbourne, Fla. ~ 490 workstations
-	Pacoima, CA ~ 100 workstation
-	Chadderton, U.K. ~ 50 workstations

(3)	Is the acquisition good for Innotrac?

We believe it is. We feel that with the high growth in e-commerce and all forms of direct-to-consumer fulfillment, GSI offers us a world class e-commerce platform with other products they offer which we would not be able to build alone. By adding our companies together, we will be a more stable and stronger company and that is good for our clients and employees.

(4)	Why is GSI acquiring Innotrac:

The addition of Innotrac will significantly expand GSI’s North America infrastructure and capacity and will increase GSI’s client base. Following the close of the acquisition, GSI will operate approximately 4.7 million square feet of fulfillment centers and 2,165 call center seats.

GSI intends to utilize Innotrac’s Reno, Nevada fulfillment center to begin offering regional fulfillment capabilities to its customers. This will enable GSI to combine more shipping options with faster delivery which will ultimately benefit both GSI clients and their customers.

(5)	How many customers does GSI have? Who are GSI’s customers?

GSI has over 200 customers globally across all business units. Customers include: Toys R Us, Aeropostale, NFL, Dicks’ Sporting Goods, Bath & Body Works, Petsmart, Dell, British Airways and HP

(6)	Have Innotrac’s customers been contacted? What effect will this acquisition have on Innotrac’s existing and prospective partners and customers?

News of the acquisition was communicated to Innotrac clients this morning by Scott Dorfman. We believe this acquisition should be very well received by Innotrac’s existing and prospective partners. It will offer Innotrac’s customers scalability, expertise, and value added service. The combined scale of GSI and Innotrac operations will provide greater redundancy and efficiency that should allow us to further accelerate the value we provide to our customers.

Innotrac customers should expect business as usual. Once the deal closes, Innotrac customers will be able to take advantage of a broader range of services offered by GSI.

(7)	Will I continue to be an employee of Innotrac after the merger?

Yes, although with a small twist. Once the deal closes, Innotrac will become a wholly-owned subsidiary of GSI and will operate under the GSI brand. We expect to finalize the merger in the first half of 2009, hopefully sooner. Employees of Innotrac will be continue to be employed by Innotrac once it is a subsidiary of GSI, and it will seem pretty much the same as it is today though the company will have a different name.

(8)	How is my employment status affected by this merger? Will GSI relocate any Innotrac employee to GSI facilities?

For the majority of Innotrac employees, there will be no change in day-to-day responsibilities or reporting relationships. The same management structure will remain in place with little or no disruption to your daily job except for a name change.  Through best practice evaluation, some of our back office functions will be consolidated, and that could result in a few jobs being combined or eliminated.  Long-term, there may be opportunities for some employees to take on new responsibilities or larger roles.  But for the most part, we expect the majority of our employees to continue working in their current roles in their current locations with no significant changes

(9)	Is the Innotrac management team staying in the company?

Scott has signed an employment agreement for up to 3 years. Larry, Robert and Jim will be remaining in their current roles. The current management team under these executives will remain in place after the merger.

(10)	Will Innotrac be laying off any employees?

Very few employees will be leaving as a result of this acquisition. The purpose of this acquisition is to position our combined companies for future growth. For the most part everyone who is part of Innotrac today will continue to work at Innotrac after the merger.

(11)	Will my pay change as a result of the acquisition??

No. We do not anticipate any pay changes at any time soon. As you know, for many years, Innotrac has conducted wage surveys to gain information on the wage rates in geographical areas where we operate facilities. This is an industry practice and has helped us to remain competitive with wages for positions at our facilities. GSI operates the same way. Therefore, we expect to maintain this practice and to continue to offer competitive wages including adjusting wages up when the market supports such a move.

(12)	What will happen to my work location?

Innotrac’s facilities are strategically located to meet the challenges and expectations of our clients. We will continue to evaluate the needs of our current clients as well as those of future clients as the merger is completed in order for us to offer the best value to each client through location and efficiency of the work that is performed at each site.

(13)	Will I keep my years of service with Innotrac?

Yes, GSI Commerce, Inc. will honor your years of service with Innotrac.

(14)	Will my benefits change when the acquisition closes?

No. It is important to note that for now, you will remain under your current benefit plans, continue with the same pay cycle, AND keep the same employment policies. We will review any updates and enhancements with you after closing GSI offers a wide range of employee benefits that are comparable to Innotrac, and the combined companies will look for opportunities to meet its employee needs to ensure we hire and retain a great workforce.

(15)	At open enrollment, what will be offered and what will be the cost structure be?

In previous years, Innotrac has been very aggressive with price negotiations with the various benefits carriers to secure the best price for employees for each benefit plan. The insurance providers change the mix of benefits and premium costs every year. We are currently negotiating through our benefits broker for the 2009 plan year so what changes and costs will result is still unknown. Our goal remains the same as in the past. We look at the total package of benefits for our entire associate base and try to present a comparable, if not better, set of benefits that offers a similar value to the plans that are currently in place.

(16)	Will I be able to use the same doctors?

Yes. Since the current medical benefits in which you are enrolled remain in effect until Innotrac’s next enrollment period, you will be able to manage your benefits, including the doctors that are part of your current plans. As with every new enrollment process, you will need to review next year’s plans to see if your current doctor(s) accept the benefits plans you choose for next year.

(17)	What will happen to my 401-k?

You can continue to contribute to your 401-k plan as you have in the past, with the option to change your payroll deductions per the plan’s effective dates for deduction changes and to move your investments among the investment options that are offered to you by Mass Mutual, Innotrac’s current 401-k administrator.

(18)	How many holidays will I get?

Innotrac will continue to offer 7 paid days to recognize holidays for 2008. We will review holidays and other paid time off structures with GSI after the merger closes to see if there should be any changes or enhancements.

(19)	What about my paid time off and other employment policies?

You will continue to accrue your paid time off benefits and keep the same employment policies. We will review any updates and enhancements with you after 1st quarter, 2009, and we will work with GSI after the acquisition closes to determine if we should make any additional changes down the road.

(20)	How will individual reviews be impacted and when will I receive my next review?

We will remain on an annual review schedule with the next annual reviews scheduled for March, 2009, with an effective date in April, 2009.

(21)	How do you foresee jobs at Innotrac changing in the short and long term? Will Innotrac employees absorb more/less work? Will there be new reporting structures?

Again, for the vast majority of Innotrac employees there will be no change for the foreseeable future. For a few employees it is possible that there could be some change at some point down the road. For example, some employees may take on new responsibilities or have a new reporting structure. However, for the most part, there will be no immediate organizational changes. Innotrac employees should continue in the same roles performing the same functions.

(22)	How will Innotrac operations be integrated with GSI?

Integration activities will not begin until the deal is closed, which is anticipated to occur in the first half of 2009, hopefully sooner. Until then, it’s important to understand that it will be business as usual for both Innotrac clients and GSI partners.

Once the deal is closed, integration will take place in two phases. The first phase, which will begin soon after the deal closes, involves linking GSI systems with Innotrac’s to leverage operational efficiencies, consolidating applications that are redundant (e.g., human resources and finance applications), and identifying areas where we can realize cost efficiencies. The second phase involves the development of a long-term plan and roadmap for systems integration and upgrades to systems, software and facilities. The integration team will communicate the details of this plan to all involved parties as soon it is made final.

(23)
Are Innotrac’s back-end fulfillment and customer care systems compatible with GSI?  If not, is GSI going to maintain disparate systems or consolidate the systems with a handful of vendors and at what cost?

Yes, our systems are compatible and we will integrate them where it’s practical and appropriate to do so. However, in certain cases, where it does not negatively impact efficiency, the best course of action will be to operate both GSI’s and Innotrac’s systems for the foreseeable future.

Additional Information About the Merger

In connection with the proposed merger, Innotrac and GSI will file a registration statement, a proxy statement/prospectus and other relevant documents concerning the proposed merger with the SEC. SHAREHOLDERS OF INNOTRAC ARE ENCOURAGED TO READ THE REGISTRATION STATEMENT AND THE PROXY STATEMENT/PROSPECTUS WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders may obtain a free copy of the proxy statement/prospectus (when available) and other documents filed by Innotrac and GSI at the Securities and Exchange Commission’s Web site at http://www.sec.gov.  Copies of the proxy statement/prospectus can also be obtained, without charge, by directing a request to:

Innotrac Corporation	GSI Commerce, Inc.
6655 Sugarloaf Parkway	935 First Avenue
Duluth, Georgia 30097	King of Prussia, PA 19406
Attn.: George M. Hare, Chief Financial Officer	Attention: Greg Ryan, Director, Corporate Communications
Telephone Number: (678) 584-4000	Telephone Number: (610) 491-7294

Innotrac, GSI and their respective directors and executive officers and other members of management and employees may be deemed to participate in the solicitation of proxies in respect of the proposed merger. Information regarding Innotrac’s directors and executive officers is available in Innotrac’s annual report on Form 10-K for its fiscal year ended December 31, 2007 filed with the SEC on April 15, 2008 and amended on April 29, 2008, and in its proxy statement for its 2008 annual meeting of shareholders filed on May 8, 2008. Information regarding GSI's directors and executive officers is available in GSI's proxy statement for its 2008 annual meeting of shareholders, which was filed with the SEC on April 25, 2008.  Additional information regarding the interests of such potential participants will be included in the proxy statement/prospectus relating to the merger and the other relevant documents filed with the SEC when they become available.

Forward-Looking Statements

Information contained in this document, other than historical information, may be considered forward-looking in nature.  Forward-looking statements in this document include our expectations regarding the future offerings, integration and operation of the combined GSI and Innotrac entities.  Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or expected.  Innotrac disclaims any intention or obligation to update or revise any forward-looking statement whether as a result of new information, future events or otherwise.